Exhibit 99.1

SUPPLEMENTAL RISK FACTORS

Our business has been and may continue to be adversely affected by the COVID-19 pandemic.

In March 2020, the World Health Organization characterized the outbreak of COVID-19 as a pandemic. Due to the evolving and highly uncertain nature of this event, we cannot predict at this time the full extent to which the COVID-19 pandemic will adversely impact our business, results and financial condition. The impact will depend on many factors that are not known at this time. These include, among others, the extent of harm to public health, the continued disruption to operations, and the impact of the global business and economic environment on liquidity and the availability of capital.

As previously reported, we have experienced operational interruptions as a result of COVID-19, including the temporary suspension of operations in China due to a Chinese government mandated quarantine protocol, including mandatory business closures, social distancing measures, and various travel restrictions. Although our operations in China are beginning to normalize, there can be no assurance that such operations will continue to do so or that there will not be a renewed outbreak of COVID-19 or other significant contagious diseases in China or elsewhere. To the extent that such events occur, demand for our products may decline, and the Chinese government or other governments may impose additional restrictions resulting in further shutdowns, further work restrictions, and the disruption of our supply and distribution channels.

The COVID-19 pandemic has adversely affected, and may continue to adversely affect, the economies and financial markets of many countries, which may result in a period of regional, national, and global economic slowdown or regional, national, or global recessions that could affect our ability to continue to commercialize and expand distribution of EVOMELA (Melphalan For Injection) or other drugs in our existing product pipeline. The effectiveness of our sales teams may be negatively impacted by the lack of travel and their reduced ability to engage with decision-makers. In the first quarter 2020, during which the peak of the pandemic occurred in China, we experienced some disruptions to our EVOMELA marketing and sales activities due to travel restrictions and the prioritization of hospitals and physicians to attend to COVID-19 patients. In addition, economic and other uncertainties may adversely affect other parties’ willingness to negotiate and execute product licenses and thus hamper our ability to in-license clinical-stage and late-stage drug candidates in China or elsewhere.

We currently rely on a single source for our supply of EVOMELA. Due to COVID-19 we experienced a disruption to our supply chain for EVOMELA. That disruption, along with a recent change in the manufacturer of EVOMELA, contributed to a decrease in our revenue for the second quarter of 2020. If suppliers refuse or are unable to provide products for any reason (including the occurrence of an event like the COVID-19 pandemic that makes delivery impractical), we would be required to negotiate an agreement with a substitute supplier, which would likely interrupt further manufacturing of EVOMELA, cause delays or increase our costs.

Clinical trials, whether planned or ongoing, may be affected by the COVID-19 pandemic. Our partner, Juventas, experienced some delay in the start of the CNCT19 trials due to the COVID-19 pandemic. The COVID-19 pandemic has also impacted our targeted start time of our CID-103 trial due to the lock-down of many medical facilities in Europe. Study procedures (particularly any procedures that may be deemed non-essential), site initiation, participant recruitment and enrollment, participant dosing, shipment of our product candidates, distribution of clinical trial materials, study monitoring, site inspections and data analysis may be paused or delayed due to changes in hospital or research institution policies, federal, state or local regulations, prioritization of hospital and other medical resources toward COVID-19 efforts, or other reasons related to the pandemic. In addition, there could be a potential effect of COVID-19 on the operations of the health regulatory authorities, which could result in delays of reviews and approvals, including with respect to our product candidates. Any prolongation or de-prioritization of our clinical trials or delay in regulatory review resulting from such disruptions could materially affect the development and study of our product candidates.

We have limited revenue streams and we are uncertain whether additional funding will be available for our future capital needs and commitments. If we cannot raise additional funding, or access the capital markets, we may be unable to complete the development and commercialization of our products and product candidates.

We will require substantial funds in addition to our existing working capital to develop and commercialize our products and product candidates and to otherwise meet our business objectives. We have never generated sufficient revenue during any period since our inception to cover our expenses and have spent, and expect to continue to spend, substantial funds to continue our clinical development programs and commercialization of our products and product candidates. Any one of the following factors, among others, could cause us to require additional funds or otherwise cause our cash requirements in the future to increase materially:

•	progress of our clinical trials or correlative studies;
•	results of clinical trials;
•	changes in or terminations of our relationships with strategic partners;
•	changes in the focus, direction, or costs of our research and development programs;
•	competitive and technological advances;
•	establishment and expansion of marketing and sales capabilities;
•	manufacturing;
•	the regulatory approval process; or
•	product launch and distribution.

We may continue to seek additional capital through public or private financing or collaborative agreements in 2020 and beyond. Our operations require significant amounts of cash. We may be required to seek additional capital for the future growth and development of our business. We can give no assurance as to the availability of such additional capital or, if available, whether it would be on terms acceptable to us. If we are not successful in obtaining sufficient capital because we are unable to access the capital markets on favorable terms, it could reduce our research and development efforts and materially adversely affect our future growth, results of operations and financial results. There can be no assurance that we would be able to obtain any required financing on a timely basis or at all.

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We do not control the clinical development of CNCT19 and rely exclusively on Juventas to plan and conduct clinical trials, seek regulatory approvals, and maintain CNCT19 regulatory applications.

Although we have worldwide rights to commercialize CNCT19 and participate in a joint steering committee with Juventas regarding the development and commercialization of CNCT19, Juventas controls all clinical development activities, including those relating to the design and timing of clinical trials and the strategies for seeking and maintaining regulatory approvals. Unless and until Juventas obtains marketing approval for CNCT19, we will not be able to successfully commercialize this product candidate. In addition, if Juventas were to suspend or cease clinical development of CNCT19, we do not have any recourse under the terms our commercial license to seek specific performance or damages for Juventas’ action or inaction.

Juventas’ interests may differ from those of our stockholders.

Juventas’ management and board of directors owe duties to Juventas’ investors to seek to maximize the value of such investors’ investments in Juventas and do not owe duties to our stockholders. If Juventas’ current or new investors object to the terms of our commercial license in order to increase value for its own shareholders, Juventas may attempt to renegotiate our commercial license or obtain other concessions from us. Although the ultimate outcome of any such negotiations, including our response or willingness to amend the terms of our agreement, are not yet known, such negotiations could delay the continued clinical development of CNCT19 and our ability to commercialize this product candidate and could adversely affect the value of the license to us as well as our investment in Juventas.

We are dependent on Juventas to secure sufficient funding for its operations so that it can conduct clinical trials and obtain marketing approval of CNCT19 before we can commercialize and distribute a product.

We expect Juventas’ expenses to increase in parallel with its ongoing activities, particularly as it initiates and expands clinical trials of, and seeks marketing approval for, CNCT19. Juventas has experienced cash shortages in the past and may do so again in the future. As a result of such shortages, Juventas may be forced to delay, reduce, or eliminate its clinical development of CNCT19, which would materially and adversely affect the value of our commercialization rights. In June 2020, through CASI Pharmaceuticals (Wuxi) Co., Ltd. (“CASI (Wuxi)”), we agreed to loan Juventas, on an unsecured basis, RMB 30,000,000 (approximately USD $4,300,000) to help Juventas continue its clinical activities. The loan is for a term of one year and bears interest at 20% per annum. There can be no assurances that the loan proceeds will be sufficient for Juventas to continue operations, that Juventas will be able to repay the loan at its maturity date, or that we would make additional funds available to Juventas. Juventas will need to raise additional funding for continuing operations which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Juventas us to delay, limit or terminate its product development efforts or other operations.

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Certain of our directors and officers may have business interests that may conflict with our interests and those of our stockholders.

Certain of our directors and officers have relationships with venture capital or similar funds that invest in life sciences companies that may compete with us. James Huang, a director, is the founding partner of Panacea Venture, a global venture fund focusing on investments in innovative and transformative early and growth stage healthcare and life science companies. Dr. Quan Zhou, another director, previously served as the president of IDG Technology Venture Investment Inc. and has been the managing member of IDG Technology Venture Investments, LP and its successor fund since 2000 and the director of various IDG-Accel China funds since 2005.

Our Chairman and CEO, Dr. Wei-Wu He, is the founder and General Partner of Emerging Technology Partners, LLC, a life sciences focused venture fund, and its related investing entities. Through funds affiliated with Emerging Technology Partners, Dr. He is a founder and significant shareholder of Juventas and currently serves as chairman of Juventas’ board of directors. Mr. Huang, through Panacea Venture, also is an investor in Juventas. In addition, we have an equity investment in Juventas.

Although we require that all transactions with Juventas must be approved by a committee of independent directors, our commercial license, loan to, and other transactions with Juventas could create conflicts of interests for Dr. He or Mr. Huang. Even though we are an investor in Juventas, Dr. He and Mr. Huang may have different business and personal interests than our other stockholders. In particular, Dr. He, as a founder of Juventas, has a direct interest in the financial success of Juventas that may encourage him to support strategies in furtherance of the financial success of Juventas that could potentially adversely impact us. To the extent we fail to appropriately deal with any such conflicts of interests, it could negatively impact our reputation and ability to raise additional funds and the willingness of counterparties to do business with us, all of which could have an adverse effect on our business, financial condition, results of operations, and cash flows.

Patent protection for our anti-CD19 T-cell therapy product candidate may not be available and may be subject to infringement claims in China and other countries.

Although we have entered into an exclusive, worldwide commercial license with Juventas for an autologous anti-CD19 T-cell therapy product candidate, Juventas retains ownership of, and all other rights to, the intellectual property rights associated with this product candidate. As a result, we are dependent on Juventas to ensure that its proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Juventas has two unpublished patent applications pending in China related to CNCT19, but to date no patents have issued. Accordingly, even if Juventas is successful in obtaining marketing approval for CNCT19, and we begin commercializing an anti-CD19 T-cell therapy in China, Juventas may be unable to obtain intellectual property rights in China or in other countries, including the U.S. As a result, we may be unable to prevent other companies from competing with us or alleging infringement by competitors. If Juventas fails to prosecute, maintain and enforce any patents and patent applications in a manner consistent with the best interests of our business, our ability to commercialize CNCT19 may be adversely affected.

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Third parties may initiate legal proceedings alleging that Juventas is infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could significantly harm Juventas’, and in turn, our business.

Juventas’ CNCT19 has two unpublished patent applications pending in China. Our commercial success depends, in part, on the ability of Juventas to develop and manufacture its CAR-T cell technology without infringing, misappropriating or otherwise violating the intellectual property and other proprietary rights of third parties. Numerous third-party U.S. and non-U.S. issued patents exist in the area of biotechnology, including relating to the modification of T cells and the production of CAR-T cells.

Third parties may allege that CNCT19 infringes certain of these patents. While we believe that Juventas would have valid defenses against any assertion of such patents against it, such defenses may be unsuccessful. If any CNCT19 is found to infringe any of these patents, Juventas could be required to obtain a license from the respective patent owners, or, if applicable, their licensees, to continue developing CNCT19 and for us to commercialize such product in the future. However, Juventas may not be able to obtain any required license on commercially reasonable terms or at all. Even if it were able to obtain a license, it could be non-exclusive, thereby giving the licensor and other third parties the right to use the same technologies, and it could require substantial licensing, royalty and other payments. Juventas also could be forced, including by court order, to permanently cease development, manufacturing, marketing and commercializing CNCT19. In addition, it could be found liable for significant monetary damages, including treble damages and attorneys’ fees.

The design and manufacture of a manufacturing facility by CASI (Wuxi) may be delayed.

Together with our partner, Wuxi Jintou Huicun Investment Enterprise, a limited partnership organized under Chinese law, we established CASI (Wuxi), to build and operate a manufacturing facility in the Wuxi Huishan Economic Development Zone in Jiangsu Province, China. Under the terms of our agreement, we have agreed to invest approximately $80 million in CASI (Wuxi). As of March 31, 2020, we have invested $21 million in cash and transferred selected ANDAs valued at $30 million to CASI (Wuxi). We are required to invest an additional $29 million in cash before November 2021. We have an 80% interest in CASI (Wuxi) and our partner has a 20% interest.

In November 2019, CASI (Wuxi) entered into a lease agreement for the right to use state-owned land in China for the construction of a manufacturing facility. Pursuant to this agreement, CASI (Wuxi) has committed to invest in land use rights and property, plant and equipment of RMB1 billion (equivalent to approximately US $143 million) within three years from the date of establishment of CASI (Wuxi). The lease agreement also specifies dates by which certain milestones must be met, including a construction start date in August 2020 (subject to a possible one-year extension).

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CASI (Wuxi) is currently in the design and engineering phase for the manufacturing facility and is assessing the construction plans and timeline. CASI (Wuxi) is currently discussing a plan for the pre-construction work (e.g., installation of piping) and in parallel discussing the extension of the official construction phase. Even if CASI (Wuxi) receives a one-year or further extension under the lease agreement, it can take years to build and establish a new manufacturing facility. Once built, the new facility might fail validation or not meet regulatory standards for a commercial manufacturing facility. In addition, the facility may not obtain or retain the requisite legal permits to manufacture in China, and costs or operational limitations may be imposed in connection with obtaining and complying with such permits. Accordingly, there can be no assurance that CASI (Wuxi) will meet the expenditure requirements and other deadlines set forth in the lease agreement.

The success of CASI (Wuxi) also relies on our ability to make additional payments in the future, which is uncertain. Our plan may require us to obtain additional debt or equity financing, resulting in additional debt obligations, increased interest expense or dilution of equity ownership.

The timing of the development and investment plans for a manufacturing facility are subject to further discussions with the government. We may seek to renegotiate the terms of our investment in CASI (Wuxi), as well as the terms of the various agreements to which CASI (Wuxi) is a party. There can be no assurance that we will be able to obtain more favorable terms. If CASI (Wuxi) is unable to complete construction of a manufacturing facility or we are unable to contribute additional capital, we may lose the capital that we have invested in CASI (Wuxi).

Proceedings instituted by the SEC against certain China-based accounting firms, including our independent registered public accounting firm, could result in our having to engage a new independent registered public accounting firm, which could result in delays in preparation of our financial statements and additional expense to us.

In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese member firms of the “big four” accounting firms, including our independent registered public accounting firm. The Rule 102(e) proceedings initiated by the SEC relate to the failure of these firms to produce certain documents, including audit work papers, in response to a request from the SEC pursuant to Section 106 of the Sarbanes-Oxley Act of 2002. Such auditors located in China claim they are not in a position lawfully to produce the documents directly to the SEC because of restrictions under Chinese law and specific directives issued by the China Securities Regulatory Commission (“CSRC”). The issues raised by the proceedings are not specific to our auditor or to us, but potentially affect equally all PCAOB-registered audit firms based in China and all businesses based in China (or with substantial operations in China) with securities listed in the U.S. In addition, auditors based outside of China are subject to similar restrictions under Chinese law and CSRC directives in respect of audit work that is carried out in China which supports the audit opinions issued on financial statements of entities with substantial China operations.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations outside United States, especially in China. On April 21, 2020, the SEC and the PCAOB issued another joint statement highlighting the significant disclosure, financial reporting and other risks associated with emerging market investments, including the PCAOB’s continued inability to inspect audit work papers in China. These joint statements may reflect a heightened interest in this issue; however, it remains unclear what further actions the SEC and the PCAOB might take and its impact on us as a U.S. company with significant operations in China.

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In addition, from time to time, lawmakers have introduced bills in both houses of the U.S. Congress seeking to address the concerns of the SEC and the PCAOB. Most recently, on May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act, which in effect would prohibit securities of any issuer from being listed on any of the U.S. securities exchanges or traded “over-the-counter” if the issuer’s financial statements have, for a period of three years, been audited by an accounting firm branch or office that is not subject to PCAOB inspection. If any of such legislations or other efforts to increase U.S. regulatory access to audit information are enacted, we would need to engage a new independent registered public accounting firm that is subject to PCAOB inspection. There is uncertainty as to whether and when these bills or legislations will be enacted in the proposed form, or at all.

If our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC, and we need to find another independent registered public accounting firm to audit and issue an opinion on our financial statements, the issuance of our financial statements could be delayed and we would incur additional expense as a result of such new engagement. Moreover, any negative news about the proceedings against these audit firms may adversely affect investor confidence in companies with substantial China-based operations listed on securities exchanges in the U.S. All of these factors could materially and adversely affect the market price of our common stock and our ability to access the capital markets.

Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, both of which came into effect on January 1, 2008, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the basis of de facto management bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. Although we believe that none of our entities outside of China should be considered a PRC resident enterprise for PRC tax purposes. the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

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